HAND and HAND
A Professional Corporation
24351 Pasto Road, Suite B
Dana Point, California 92629




  April 7, 2003

Spectrum International Inc.
200, 13018  80th Avenue
Surrey, British Columbia, Canada V3W 3B2


	Re:   Registration Statement on
            Form SB-2 (the Registration Statement)

Getlemen:

    You have requested our opinion as to the legality of the issuance by you (the Corporation) of 6,232,268 shares of common stock, including 3,232,268 shares proposed to be sold by certain selling stockholders(Shares). All as further described in the Registration Statement proposed to be filed with the U.S. Securities and Exchange Commission on the date written above, as amended.

   As your counsel, we have reviewed and examined:

   1. The Certificate of Incorporation of the Corporation;
   2. The Bylaws of the Corporation;
   3. A copy of certain resolutions of the corporation; and
   4. The Registration Statement.

   In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

   Based upon the foregoing, we are of the opinion that the Shares to be offered pursuant to the Registration Statement, if sold as described in the registration Statement will be legally issued, fully paid and nonassessable.

No opinion is expressed herein as to the application of state securities or Blue Sky laws.

   We consent to the reference to our firm name in the Prospectus filed as a part of the Registration Statement and the use of our opinion in the Registration Statement. In giving these consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HAND and HAND
A professional corporation